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Exhibit 21.1

List of Subsidiaries as of March 31, 2008 Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation
KEMET Electronics Corporation	Delaware
KEMET Services Corporation	Delaware
KRC Trade Corporation	Delaware
The Forest Electric Company	Illinois
KEMET de Mexico, S.A. de C.V.	Mexico
KEMET Electronics (Canada) Limited	Canada
KEMET Electronics, S.A.	Switzerland
KEMET Electronics GmbH	Germany
KEMET Electronics SARL	France
KEMET Electronics Ltd.	United Kingdom
KEMET Electronics Portugal, S.A.	Portugal
KEMET Electronics Asia Pacific Pte Ltd.	Singapore
KEMET Electronics Marketing (S) Pte Ltd.	Singapore
KEMET Electronics Asia Limited	Hong Kong
KEMET Electronics Greater China Limited	Hong Kong
KEMET Electronics (Suzhou) Co., Ltd.	People's Republic of China
KEMET Electronics Japan Co., Ltd.	Japan
KEMET Electronics Pty Ltd.	Australia
KEMET Tantalum Pty Ltd.	Australia
Evox Rifa, Inc	Texas
Evox Rifa Group Oyj	Finland
Evox Rifa Oy	Finland
BHC Components Ltd.	United Kingdom
Evox Rifa Pte Ltd.	Singapore
Evox Rifa AB	Sweden
Nantong Evox Rifa Electrolytics Co. Ltd.	People's Republic of China
Seoryong Singapore Pte. Ltd.	Singapore
Evox Rifa Sdn. Bhd.	Malaysia
Dectron AB	Sweden
P.T. Evox Rifa Indonesia	Indonesia
Arcotronics Italia S.p.A.	Italy
Arcotronics Holding UK Ltd.	United Kingdom
Arcotronics Limited	United Kingdom
Arcotronics France S.a.r.l.	France
Arcotronics Industries S.p.A.	Italy
Arcotronics Bauelemente GmbH	Germany
Shanghai Arcotronics Components & Machineries Co., Ltd.	People's Republic of China
Arcotronics America Inc.	Oregon
Arcotronics Inc.	Delaware
Arcotronics Technologies S.r.l.	Italy
Arcotronics Hightech S.r.l.	Italy
Arcotronics Bulgaria AD	Bulgaria

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  Exhibit 21.1